EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 12/16/24.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/16/2024	Sell	7,437	11.07
12/17/2024	Sell	37,369	10.88
12/18/2024	Sell	19,181	10.84
12/19/2024	Sell	100	10.67
12/20/2024	Sell	1,860	10.64
12/23/2024	Sell	53,455	10.67
12/24/2024	Sell	53,977	10.59
12/26/2024	Sell	24,075	10.61
12/27/2024	Sell	4,404	10.57
1/3/2025	Sell	29,409	10.65
1/6/2025	Sell	7,217	10.62
1/7/2025	Sell	1,808	10.60
1/8/2025	Sell	23,676	10.59
1/10/2025	Sell	400	10.58
1/15/2025	Sell	35,602	10.46